THE WILLIAMS COMPANIES, INC.
Offer to Pay a Cash Premium Upon Conversion of
$299,987,000 Principal Amount Outstanding of
5.50% Junior Subordinated Convertible Debentures due 2033
to Shares of Common Stock
CUSIP Nos. 969457845 and 969457852
Dated November 17, 2005
This Offer will expire at 11:59 p.m., New York City time, on Thursday, December 15, 2005, unless extended or earlier terminated (such date, as the same may be extended or earlier terminated, the “Expiration Date”). Holders (as defined below) must surrender their Debentures for conversion on or prior to the Expiration Date to receive the Conversion Consideration (as defined below).
November 17, 2005
To Our Clients:
      Enclosed for your consideration is a Conversion Offer Prospectus, dated November 17, 2005 (as the same may be amended from time to time, the “Conversion Offer Prospectus”), and a Letter of Transmittal (the “Letter of Transmittal” and, together with the Conversion Offer Prospectus, the “Offer”) relating to the offer by The Williams Companies, Inc., a Delaware corporation (the “Company”), to pay a cash premium upon the conversion of any and all of its $299,987,000 principal amount outstanding 5.50% Junior Subordinated Convertible Debentures due 2033 (the “Debentures”, and holders of the Debentures are referred to herein as “Holders”) to shares of Williams’ common stock, $1.00 par value per share (“Common Stock”). Capitalized terms used but not defined herein shall have the meanings given to them in the Conversion Offer Prospectus.
      The consideration offered for Debentures converted pursuant to the Offer shall be an amount, payable in cash, equal to $5.85 per $50 principal amount of Debentures validly surrendered for conversion, plus an amount equivalent to the interest accrued thereon from and after the last interest payment date prior to the Expiration Date, which interest payment date will be December 1, 2005, up to, but not including the Settlement Date (the “Conversion Consideration”). Although under the terms of the Debentures, the Company is not obligated to pay interest for a partial interest period on Debentures converted during that period, the Conversion Consideration includes an amount that is equivalent to the amount of interest that would have accrued and become payable after the last interest payment date prior to the Expiration Date, which interest payment date is December 1, 2005, up to the Expiration Date had the Debentures provided for payments of such amounts as interest. Holders that validly surrender their Debentures for conversion will receive the Conversion Consideration in addition to the shares of Common Stock issuable upon conversion pursuant to the conversion terms of the Debentures. Each $50 principal amount of the Debentures is convertible into 4.5907 shares of Common Stock, which is equivalent to a conversion price of $10.8916 per share. The Company is not required to issue fractional shares of Common Stock upon conversion of the Debentures. Instead, the Company will pay a cash adjustment based upon the last reported sale price of the Common Stock on the Expiration Date. The “Settlement Date” in respect of any Debentures that are validly surrendered for conversion is expected to be promptly following the Expiration Date. Holders surrendering their Debentures for conversion after 11:59 p.m., New York City time, on the Expiration Date will not be eligible to receive the Conversion Consideration.
      The materials relating to the Offer are being forwarded to you as the beneficial owner of Debentures carried by us for your account or benefit but not registered in your name. Any surrender of Debentures for conversion may only be made by us as the registered Holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of

Debentures registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered Holder promptly if they wish to surrender Debentures for conversion pursuant to the Offer.
      Accordingly, we request instructions as to whether you wish us to surrender your Debentures for conversion with respect to any or all of the Debentures held by us for your account. Please so instruct us by completing, executing and returning to us the instruction form set forth below. If you authorize us to surrender your Debentures for conversion, all such Debentures will be surrendered, unless otherwise specified below. We urge you to read carefully the Conversion Offer Prospectus and the Letter of Transmittal and the other materials provided herewith before instructing us to surrender your Debentures for conversion.
      Your instructions should be forwarded to us sufficiently in advance of the Expiration Date to permit us to surrender your Debentures on your behalf and to ensure receipt by the Conversion Agent of the Letter of Transmittal and other required documents by the Expiration Date. The Offer will expire at 11:59 p.m., New York City time, on Thursday, December 15, 2005, unless extended or earlier terminated. Holders must surrender their Debentures for conversion prior to 11:59 p.m., New York City time, on the Expiration Date to receive the Conversion Consideration.
      Debentures surrendered for conversion may be validly withdrawn at any time up until 11:59 p.m., New York City time, on the Expiration Date. In addition, Debentures surrendered for conversion may be validly withdrawn if the Offer is terminated without payment of any Conversion Consideration thereunder. In the event of a termination of the Offer, the Debentures surrendered for conversion pursuant to the Offer will be promptly returned to the surrendering Holders.
      Your attention is directed to the following:

1. If you desire to surrender Debentures for conversion pursuant to the Offer and to receive the Conversion Consideration, we must receive your instructions in ample time to permit us to surrender your Debentures for conversion on your behalf on or prior to 11:59 p.m., New York City time, on the Expiration Date.

2. Notwithstanding any other provision of the Offer, the Company’s obligation to accept Debentures surrendered for conversion and to pay the related Conversion Consideration is subject to, and conditioned upon, the satisfaction of or, where applicable, the Company’s waiver of, the conditions to the Offer as set forth in the Conversion Offer Prospectus under the caption “Terms of the Offer — Conditions to the Offer.” The Company reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer at any time as set forth in the Conversion Offer Prospectus under the caption “Terms of the Offer — Conditions to the Offer.”

3. Any transfer taxes incident to the transfer of Debentures from the surrendering Holder to the Company will be paid by the Company, except as provided in the Conversion Offer Prospectus and Letter of Transmittal. If you wish to have us surrender for conversion any or all of your Debentures held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to surrender for conversion Debentures held by us and registered in our name for your account.
      IMPORTANT: The Agent’s Message, together with a confirmation of book-entry transfer conversion and all other required documents must be received by the Conversion Agent at or prior to 11:59 p.m., New York City time, on the Expiration Date in order for Holders to receive the Conversion Consideration.

INSTRUCTIONS
      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offer of the Company with respect to its Debentures.*

☐	Surrender for conversion the principal amount of Debentures indicated below held by you for the account or benefit of the undersigned pursuant to the terms of and conditions set forth in the Conversion Offer Prospectus, dated November 17, 2005, and the Letter of Transmittal.**

Aggregate Principal Amount of 5.50% Junior Subordinated Convertible Debentures due 2033 beneficially owned which are being surrendered for conversion:

☐	Do not surrender for conversion any Debentures held by you for the account or benefit of the undersigned.

*	If neither box is checked, but the undersigned has completed the section below, we are authorized to surrender for conversion with respect to the aggregate principal amount of such Debentures in which we hold an interest through DTC for your account.

**	If no aggregate principal amount is provided above with respect to the Debentures and this Instruction Form is signed in the space provided below, we are authorized to surrender for conversion with respect to the entire aggregate principal amount of such Debentures in which we hold an interest through DTC for your account.

PLEASE SIGN HERE
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